Exhibit 3.11

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporations have executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Global Recycling Technologies, Ltd., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is GRT Acquisition, Inc., a Delaware corporation.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Global Recycling Technologies Ltd., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on November 21, 2011.

SIXTH: The Agreement and Plan of Merger is on file at 802 East Ray Road, Suite 23-196, Phoenix, Arizona 85044, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 21st day of November A.D., 2011.

GRT ACQUISITION, INC.
(Non-surviving Corporation)

By: /s/ RALPH M. AMATO
Authorized Officer
Name: Ralph M. Amato
Title:           President, Chief Executive Officer and Chairman

GLOBAL RECYCLING TECHNOLOGIES, LTD.

(Surviving Corporation)

By: /s/ JOHN LORENZ
Authorized Officer
Name: John Lorenz
Title:           President, Chief Executive Officer,

Secretary, Treasurer and Chairman